Exhibit 11.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Offering Statement of Fig Publishing, Inc. (the “Company”) on Amendment No. 4 to Form 1-A (File No. 024-11236) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 11, 2019 with respect to our audit of the consolidated financial statements of Fig Publishing, Inc. and Subsidiaries as of September 30, 2018 and for the year then ended, which report appears in the Offering Circular, which is part of this Offering Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 26, 2020